Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Ronald Kisling, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6143, 408.521.9490 fax
email: claire@headgatepartners.com	email: rkisling@nanometrics.com

Nanometrics Acquires Nanda Technologies

Adding Unique Optical Technology for Macro Defect Inspection

MILPITAS, Calif., November 21, 2011 – Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of solutions for advanced process control, today announced the acquisition of Nanda Technologies, GmbH (“Nanda”) of Munich, Germany. Nanda has developed a high-throughput, high-sensitivity defect inspection technology for semiconductor manufacturing. With this acquisition, Nanometrics adds a highly differentiated and leading-edge macro defect inspection technology to its portfolio of industry-leading metrology solutions.

Nanda’s proprietary SPARK technology is unique in the semiconductor industry in that it captures full-wafer surface inspection images – at high-volume production speeds– allowing customers to achieve precise wafer inspection and 100% device sampling for today’s most advanced technology nodes. The SPARK platform supports a wide range of surface materials and topographies, and is expected to address a $300 to $400 million served market opportunity that is incremental to the metrology segments currently served by Nanometrics’ optical process control products.

“We are excited to welcome the Nanda team to Nanometrics, as their unique technology, product platform and proprietary analytical software provide an ideal complement to our optical metrology business,” said Dr. Timothy J. Stultz, Nanometrics’ president and chief executive officer. “This acquisition supports our strategy to expand our served markets and focus on the fastest-growing segments of process control. The significant competitive advantages and high customer value of the SPARK system, as well as the synergies with our existing product portfolio, will make this acquisition a meaningful contributor to our business within the next few years.”

“Nanometrics’ leadership in process control, global infrastructure and strong customer relationships will accelerate the adoption of SPARK technology,” commented Dr. Lars Markwort, CEO of Nanda Technologies, who with the closing of the acquisition becomes general manager of Nanometrics’ Inspection business unit. “SPARK systems are already deployed at several top-tier customers in multiple application segments. These customers welcome and will benefit from Nanometrics’ global infrastructure, including comprehensive applications and product support in all key regional locations.”

In consideration for the acquisition of Nanda, Nanometrics has paid approximately $23 million in cash. The transaction is expected to have a negative EPS impact of $0.03 to $0.05 for the fourth quarter of 2011, comprised of transaction costs, purchase accounting charges and a partial quarter of Nanda operating expenses. The equity purchase includes facilities, staff, intellectual property, and technology assets, and establishes the SPARK team as the center of excellence for inspection technology within Nanometrics.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology and inspection systems provide for control of critical dimensions, device structures, overlay registration, topography, thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Select Global Market under the symbol NANO. Nanometrics’ website is www.nanometrics.com.

About Nanda

Nanda Technologies designs, sells and manufactures fully automated wafer inspection systems used in the semiconductor fabrication process. Based on an innovative full-wafer technology, the Nanda system is able to inspect wafers at extremely high throughput while maintaining the sensitivity required to monitor critical process excursions. Nanda Technologies was founded in 2006 by seasoned executives of the capital metrology equipment industry and is a supplier to semiconductor manufacturers worldwide. Its 27 employees are located in Munich, Germany. More information is available at www.nanda-tech.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the transaction’s impact on earnings per share, the capabilities of the company’s products, the size of its served addressable markets and future revenue growth. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, expectations regarding financial results, product capabilities, market share and growth are subject to a number of risks, including changes in transaction costs, and operating expenses, technology roadmaps, worldwide economic conditions and our ability to integrate the acquired company, customer adoption and demand, and the continued technological leadership of our products. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 1, 2011 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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